Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2019 First Quarter Results

PORT WASHINGTON, N.Y., November 8, 2018 -- ACETO Corporation (NASDAQ:ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the fiscal 2019 first quarter ended September 30, 2018.

First Quarter Fiscal 2019 versus First Quarter Fiscal 2018

•	Net sales of $164.4 million versus $185.3 million
•	Gross profit of $25.5 million versus $40 million
•	Net loss of $(21.1) million, or $(0.59) per share, versus net income of $0.5 million, or $0.01 per share

Management Commentary

“For the first quarter of fiscal 2019, our Pharmaceutical Ingredients and Performance Chemicals segments delivered another quarter of steady sales growth and strong gross margins, demonstrating once again the consistent and dependable value this business brings to our customers. The disruption in the Chinese supply market as a result of the Blue Sky Protection Campaign enacted by the Chinese government has provided new growth opportunities for us this quarter. Our long history, strong supplier knowledge and relationships in this region have enabled us to respond to the additional needs of our customers as they face challenges in securing the stability of their supply chains,” said William C Kennally III, Chief Executive Officer of ACETO.

“With regards to our Rising business, sales declined year-over-year in part because of the loss of revenue from government entities and the continuing challenges we face in the generics market. Nevertheless, the steps we have taken to improve our supply chain position with our customers and partners and to increase our inventory safety stock levels resulted in decreased Failure to Supply charges during the first quarter as compared to each of the previous two quarters. Further, we remain on track to launch between 15-20 generic products in fiscal 2019,” added Mr. Kennally.

Mr. Kennally concluded, “During the quarter we invested in working capital to support revenue opportunities in each of our business segments, to increase inventory safety stock levels at Rising and to build up inventory in our Performance Chemicals segment in anticipation of potential increases in Chinese tariffs. At the same time, we continued to meet our debt obligations.”

As previously announced, the Board authorized the Company to begin a strategic review process, and it does not plan to make any further announcement on this matter until it has approved a transaction or otherwise has determined that further disclosure is appropriate or required by law.   During this strategic review period, the Company has suspended giving financial guidance.

First Quarter Fiscal 2019 Financial Review

Income Statement

Consolidated net sales for the first quarter of fiscal 2019 were $164.4 million, a decrease of 11.3% from $185.3 million reported in the first quarter of fiscal 2018, reflecting lower Human Health segment sales partially offset by higher Pharmaceutical Ingredients and Performance Chemicals segment sales. Total company gross profit was $25.5 million, compared to $40.0 million in the first quarter of fiscal 2018, reflecting lower Human Health gross profit partially offset by gains in the Pharmaceutical Ingredients and Performance Chemicals segments. Gross margin for the first quarter was 15.5%, compared to 21.6% in the prior year period.

Pharmaceutical Ingredients segment sales were $38.8 million, an increase of 6.2%, compared to $36.6 million for the first quarter of fiscal 2018. The segment’s sales increase reflects higher sales of APIs sold abroad due to increased demand and a new customer launch partially offset by lower domestic sales of APIs domestically. Gross profit for the quarter was $6.9 million, an 18.0% increase compared to $5.8 million for the first quarter of fiscal 2018. The increase in gross profit and gross margin was primarily the result of increased sales volume of APIs sold abroad.

Performance Chemicals segment sales were $44.7 million, an increase of 4.8% compared to $42.7 million for the first quarter of fiscal 2018, on higher domestic sales of specialty chemicals predominantly from sales of polymer additives and surface coatings. Gross profit was $10.1 million, an increase of 6.5%, compared to $9.5 million for the first quarter of fiscal 2018, reflecting the increase in sales. Gross margin was 22.6% for the first quarter, compared to 22.3% in the prior year period. The modest increase in gross margin reflects a favorable sales mix.

Human Health segment sales were $80.8 million, a decrease of 23.7%, compared to $106.0 million for the first quarter of fiscal 2018. The decline was primarily due to lower sales at Rising resulting from persistent adverse conditions in the generics market, and the loss of revenue from government entities. In addition, Rising incurred approximately $6.5 million in failure to supply charges. Gross profit for the Human Health segment was $8.5 million, compared to $24.6 million for the first quarter of fiscal 2018 due primarily to lower sales as well as to the failure to supply penalties. Gross margin for the first quarter was 10.5%, compared to 23.2% in the prior year period. The decline in gross margin for the 2019 period reflects continued pricing pressure, intense competition and related consolidation of customers, unfavorable product mix and failure to supply charges at Rising.

Total selling, general and administrative expenses were $36.9 million, an increase of $5.7 million or 18.5% versus the same period last year. The increase in selling, general and administrative expenses is primarily due to $8.5 million of non-recurring costs, consisting of fees for financial advisors, professional fees, costs for senior staff retention and stabilization of corporate operations. Selling, general and administrative expenses also increased due to an increase of approximately $2.2 million in legal fees related to various legal proceedings. Included in selling, general and administrative expenses for the prior year period were $4.1 million of one-time costs associated with the separation of the Company’s former Chief Executive Officer and $0.9 million in environmental remediation charges. Research and Development expenses in the first quarter were $1.9 million, compared to $1.6 million in the prior year period. Most of research and development expenses are milestone based and fluctuate quarterly.

The Company reported an operating loss of $13.3 million versus operating income of $7.2 million in the prior year’s quarter. Net loss was $(21.1) million, or $(0.59) per share, compared to net income of $0.5 million, or $0.01 per share, for the comparable quarter of fiscal 2018.

Balance Sheet

The Company ended the first quarter of fiscal 2019 with cash and cash equivalents and short-term investments totaling $52.5 million. As of September 30, 2018, working capital was $182.6 million, including the current portion of long-term debt, compared to $200.1 million at June 30, 2018. Total debt stood at $315.4 million.

Liquidity and Capital Resources

For the first quarter of fiscal 2019, operating activities used $46.4 million of cash, reflecting primarily the net loss, non-cash items and a net decrease of $34.7 million from changes in operating assets and liabilities. Accounts receivable increased $45.3 million due primarily to an increase in Rising sales for the first quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018. Inventories increased $19.6 million and accounts payable increased $16.7 million due primarily to increased inventories held in stock at Rising, a ramp up in Pharmaceutical Ingredients inventory due to shipments to occur in the second and third quarters of fiscal 2019, and a build-up of Performance Chemicals inventories in advance of potential increases in Chinese tariffs. Accrued expenses and other liabilities increased $15.2 million due primarily to a rise in rebates in conjunction with the increase in sales for Rising. Financing activities for the first quarter ended September 30, 2018 used cash of $3.8 million for the scheduled repayment of bank loans.

Management believes that the company’s cash, liquid assets and operating cash flows, if adequately supplemented by liquidity that may be generated from the previously announced strategic alternatives initiatives, will provide it with adequate resources to fund working capital needs for the next twelve months.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 a.m. ET on Friday, November 9, 2018. To participate in the conference call, please dial 844-413-3976 or 412-3963 approximately 10 minutes prior to the call and ask for the ACETO Corporation call.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software and download the presentation.

A telephone replay of the conference call will be available from 11:00 a.m. ET on November 9, 2018 until 11:59 p.m. ET on November 16, 2018 and may be accessed by calling 877-344-7529 or 412-317-0088 and reference conference ID #10125173. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

About ACETO

ACETO Corporation, incorporated in 1947, is focused on the global marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO's global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws, including statements regarding product launches and shipment schedules. Generally, ACETO’s forward-looking statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. ACETO cautions you that these statements are not guarantees of future performance or events and are subject to several uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission (“SEC”), including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and other SEC filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results. ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	(unaudited)
Assets	September 30, 2018	June 30, 2018
Current Assets:
Cash and cash equivalents	$51,547	$100,874
Investments	955	3,030
Trade receivables: less allowance for doubtful
accounts: Sept. 30, 2018 $979; and June 30, 2018 $987	292,378	247,246
Other receivables	8,810	9,664
Inventory	156,527	137,076
Prepaid expenses and other current assets	6,383	4,737

Total current assets	516,600	502,627

Property and equipment, net	13,689	14,180
Property held for sale	6,113	6,113
Goodwill	1,876	1,883
Intangible assets, net	227,738	234,602
Other assets	8,619	7,619

Total Assets	$774,635	$767,024

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$14,482	$14,482
Accounts payable	123,384	106,790
Accrued expenses	196,086	181,246
Total current liabilities	333,952	302,518

Long-term debt, net	300,900	302,916
Long-term liabilities	64,295	64,558
Environmental remediation liability	-	211
Deferred income tax liability	1,726	1,536
Total liabilities	700,873	671,739

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value:
(75,000 shares authorized; 30,801 and 30,787 shares issued
and outstanding at September 30, 2018 and June 30, 2018, respectively)	308	308
Capital in excess of par value	222,578	222,599
Accumulated deficit	(148,117)	(126,737)
Accumulated other comprehensive loss	(1,007)	(885)
Total shareholders' equity	73,762	95,285

Total liabilities and shareholders' equity	$774,635	$767,024

Aceto Corporation and Subsidiaries

 Consolidated Statements of Operations

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended
	September 30,
	2018	2017
Net sales	$164,405	$185,255
Cost of sales	$138,925	145,272
Gross profit	25,480	39,983
Gross profit %	15.5%	21.6%

Selling, general and
administrative expenses	36,897	31,149
Research and development expenses	1,881	1,615
Operating (loss) income	(13,298)	7,219

Other expense, net of interest expense	(5,797)	(5,081)

(Loss) income before income taxes	(19,095)	2,138
Income tax provision	1,997	1,684
Net (loss) income	$(21,092)	$454

Basic (loss) income per common share	$(0.59)	$0.01

Diluted (loss) income per common share	$(0.59)	$0.01

Weighted average shares outstanding:
Basic	35,487	34,975
Diluted	35,487	35,259